Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 16, 2023 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended October 28, 2023 of $1.33, up from $1.00 per share for the 13 weeks ended October 29, 2022. Net income for the period rose to $447 million versus $342 million last year. Sales for the 2023 third quarter were $4.9 billion, up from $4.6 billion in the prior year, with a comparable store sales gain of 5%.

For the nine months ended October 28, 2023, earnings per share were $3.74 on net earnings of $1.3 billion, versus $3.08 per share on net income of $1.1 billion for the same year-to-date period in 2022. Sales for the first nine months of 2023 were $14.4 billion, with comparable store sales up 4% over the prior year.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased that both sales and earnings outperformed our expectations for the quarter as customers responded favorably to the terrific values we offered throughout our stores. Operating margin for the period was 11.2%, up from 9.8% last year, as leverage from the same store sales gain and lower freight costs was partially offset by higher incentives and store wages.”

Ms. Rentler added, “During the third quarter, we repurchased 2.1 million shares of common stock for an aggregate price of $239 million. We remain on track to buy back a total of $950 million in common stock during fiscal 2023 to complete our two-year $1.9 billion repurchase program by year end.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Fourth Quarter and Fiscal 2023 Guidance

Looking ahead, Ms. Rentler said, “We continue to face macroeconomic volatility, persistent inflation, and more recently, geopolitical uncertainty. In addition, we are up against our most difficult quarterly sales comparisons versus 2022 in the fourth quarter. As a result, we believe it is prudent to maintain a cautious approach in forecasting our business and are reiterating our prior sales guidance for the fourth quarter.”

Ms. Rentler continued, “While we hope to do better, we continue to project same store sales for the 13 weeks ending January 27, 2024 to be up 1% to 2%. Earnings per share for the 14 weeks ending February 3, 2024 are planned to be in the range of $1.56 to $1.62, compared to $1.31 in the prior year. This guidance range includes an approximate $0.02 per share unfavorable impact from the timing of expenses that benefited the third quarter. Based on our year-to-date results and our fourth quarter forecast, earnings per share for the 53 weeks ending February 3, 2024 are now expected to be in the range of $5.30 to $5.36 versus $4.38 last year. Incorporated in this guidance for the fourth quarter and full year is an estimated benefit to earnings per share of approximately $0.16 from the 53rd week in fiscal 2023.”

Ms. Rentler concluded, “Despite the current macroeconomic and geopolitical uncertainties, we remain confident in the resilience of the off-price sector and our ability to operate successfully within it. Our business model offers shoppers both value and convenience, and we believe consumers’ heightened focus on these important factors bodes well for us for the foreseeable future.”

The Company will host a conference call on Thursday, November 16, 2023 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13742208 until 8:00 p.m. Eastern time on November 24, 2023, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, liquidity, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation, interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine and Middle East conflicts), the COVID-19 pandemic, and other public health and public safety issues, that affect our costs, consumer confidence, and consumer disposable income and shopping behavior; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned new store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; a public health or public safety crisis, demonstrations, or a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2022 and fiscal 2023 Form 8-Ks and 10-Qs on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,765 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 347 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Sales	$4,924,849	$4,565,489	$14,354,440	$13,481,598

Costs and Expenses
Cost of goods sold	3,564,268	3,424,046	10,426,241	10,020,027
Selling, general and administrative	810,470	693,367	2,364,590	2,029,926
Interest (income) expense, net	(43,319)	(2,802)	(111,930)	25,561
Total costs and expenses	4,331,419	4,114,611	12,678,901	12,075,514

Earnings before taxes	593,430	450,878	1,675,539	1,406,084
Provision for taxes on earnings	146,103	108,842	410,702	341,086
Net earnings	$447,327	$342,036	$1,264,837	$1,064,998

Earnings per share
Basic	$1.34	$1.00	$3.76	$3.09
Diluted	$1.33	$1.00	$3.74	$3.08

Weighted-average shares outstanding (000)
Basic	334,282	342,120	336,187	344,686
Diluted	336,261	343,720	338,107	346,212

Store count at end of period	2,112	2,019	2,112	2,019

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 28, 2023	October 29, 2022
Assets

Current Assets
Cash and cash equivalents	$4,499,497	$3,906,490
Accounts receivable	171,915	168,483
Merchandise inventory	2,613,808	2,494,002
Prepaid expenses and other	206,725	192,214
Total current assets	7,491,945	6,761,189

Property and equipment, net	3,397,519	3,008,738
Operating lease assets	3,160,017	3,101,882
Other long-term assets	221,139	228,286
Total assets	$14,270,620	$13,100,095

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,280,278	$1,927,757
Accrued expenses and other	665,279	616,753
Current operating lease liabilities	680,088	656,837
Accrued payroll and benefits	509,484	251,479
Income taxes payable	20,960	11,404
Current portion of long-term debt	249,598	—
Total current liabilities	4,405,687	3,464,230

Long-term debt	2,210,073	2,455,460
Non-current operating lease liabilities	2,640,068	2,596,221
Other long-term liabilities	218,970	223,162
Deferred income taxes	212,866	214,022

Commitments and contingencies

Stockholders’ Equity	4,582,956	4,147,000
Total liabilities and stockholders’ equity	$14,270,620	$13,100,095

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 28, 2023	October 29, 2022
Cash Flows From Operating Activities
Net earnings	$1,264,837	$1,064,998
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	300,366	290,565
Stock-based compensation	111,369	92,367
Deferred income taxes	(4,193)	76,380
Change in assets and liabilities:
Merchandise inventory	(590,313)	(231,729)
Other current assets	(48,803)	(72,079)
Accounts payable	259,105	(452,968)
Other current liabilities	284,989	(308,202)
Income taxes	(25,524)	3,397
Operating lease assets and liabilities, net	8,336	8,634
Other long-term, net	5,566	1,304
Net cash provided by operating activities	1,565,735	472,667

Cash Flows From Investing Activities
Additions to property and equipment	(540,458)	(417,901)
Net cash used in investing activities	(540,458)	(417,901)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	18,590	18,298
Treasury stock purchased	(48,568)	(45,372)
Repurchase of common stock	(703,400)	(718,693)
Dividends paid	(342,132)	(324,648)
Net cash used in financing activities	(1,075,510)	(1,070,415)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(50,233)	(1,015,649)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,612,241	4,982,382
End of period	$4,562,008	$3,966,733

Reconciliations:
Cash and cash equivalents	$4,499,497	$3,906,490
Restricted cash and cash equivalents included in prepaid expenses and other	13,127	11,446
Restricted cash and cash equivalents included in other long-term assets	49,384	48,797
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,562,008	$3,966,733

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$80,316
Income taxes paid	$440,419	$261,309